EXHIBIT 99.1

Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FOURTH QUARTER AND TWELVE-MONTH RESULTS FOR FISCAL YEAR 2006

Plymouth, Michigan, August 17, 2006 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $57.9 million and net income of $3.2 million, or $0.35 per diluted share, for the fiscal year ended June 30, 2006, compared with net sales of $54.9 million and net income of $3.3 million, or $0.35 per diluted share, for the same period one year ago. For the fourth quarter ended June 30, 2006, the Company reported net sales of $14.5 million and a net loss of $272,000, or $(0.03) per diluted share, compared with net sales of $15.0 million and net income of $106,000, or $0.01 per diluted share, for the quarter ended June 30, 2005. Fiscal 2006 results included net non-cash stock-based compensation expense of $114,000, or $0.01 per diluted share, for the fourth quarter and $537,000, or $0.06 per diluted share, for the fiscal year ended June 30, 2006 related to the adoption in fiscal 2006 of a new accounting pronouncement, Statement of Financial Accounting Standard 123 (revised), (SFAS 123R).

Fiscal 2006 results also included an income tax expense in the fourth quarter of fiscal 2006 of approximately $166,000 related to a tax audit of prior years in the Company’s German operations, as well as other expense in the fourth quarter of fiscal 2006 primarily due to recognition of a $311,000 foreign currency translation adjustment related to closing Perceptron Canada, Inc. The Canadian subsidiary has been largely inactive since the sale of the Company’s Forest Products Business Unit in March 2002.

The full year sales improvement was primarily due to higher sales in North America of $37.4 million, up $4.3 million compared to fiscal 2005. The gross profit margin was 47.2% of sales in both fiscal 2006 and 2005. The gross profit margin was 43.2% in the fourth quarter of fiscal 2006 compared with 39.3% for the same period one year ago. The improvement this quarter compared with one year ago primarily reflected lower inventory adjustments and manufacturing and installation costs and the recognition of a higher level of deferred revenues related to customer buy-offs on completed system installations with nominal associated cost.

Selling, general and administrative expense was $15.2 million in fiscal 2006, compared to $14.0 million in fiscal 2005. The increase was primarily due to higher costs for salary and benefit increases, personnel additions, non-cash stock compensation expense, accrued profit sharing, and travel that were partially offset by lower legal expenses. Selling, general and administrative expense in the fourth quarter of fiscal 2006 was $4.4 million compared to $4.0 million in the fourth quarter of fiscal 2005 as higher costs primarily for accrued profit sharing, personnel additions, non-cash stock compensation expense, advertising, and travel were partially offset by lower legal expenses and audit fees. Engineering, research and development expenses of $7.8 million in fiscal 2006 were approximately $522,000 higher than fiscal 2005 primarily due to salary and benefit increases, stock compensation expense, and accrued profit sharing that were partially offset by lower costs for contract services and engineering material.

The increase in interest income for the fourth quarter and full year of fiscal 2006 compared with fiscal 2005 reflected higher average cash balances on-hand and higher interest rates.

The Company had total new order bookings of $58.7 million during fiscal 2006 compared with $53.9 million in fiscal 2005. Total new order bookings during the fourth quarter were $16.3 million compared with $14.1 million for the fourth quarter of fiscal 2005. The fourth quarter included approximately $10.0 million of new orders in Europe compared with $10.7 million for the first nine months of fiscal 2006 when the slow rate of new orders reflected the relative weakness of the European economy. The rate of new orders for both years reflected strong demand for the Company’s products and services that facilitate its customers’ goals to improve quality and reduce cost. The Company's backlog rose to $18.8 million as of June 30, 2006 compared with $18.0 million as of June 30, 2005.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

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August 17, 2006

The Company made important new investments in fiscal 2006, largely in personnel, for the development and sale of new products and for new geographic growth opportunities particularly in Europe and Asia. The Company began to realize sales related to certain of these investments in the second half of fiscal 2006 and the Company expects continued sales growth from these investments in fiscal 2007. The Company has determined that Asia continues to represent an important opportunity for sales growth, and as a result the Company expects to add additional resources to this region during fiscal 2007. As a result of these investments, the Company expects both revenues and net income levels for fiscal 2007 to be higher than those of fiscal 2006, though the magnitude of the increase is difficult to project at this time.

Alfred A. Pease, chairman, president and chief executive officer, commented, "Operating results for the fourth quarter were better than we expected when we began the quarter, primarily due to a higher level of sales. The sales improvement was due to changes in the timing of customer delivery schedules and the availability of customer personnel and facilities to complete installations that enabled the Company to report a higher level of sales related to recognizing deferred sales for customer buy-offs.

“Because of the unexpected strength of sales in the fourth quarter of fiscal 2006, and because of some delays in shipments expected to be made during the first quarter of fiscal 2007, we expect first quarter sales to be lower than those of the fourth quarter of fiscal 2006, with succeeding quarters to improve.”

Mr. Pease continued, “During the fourth quarter, the Company repurchased 108,400 shares of its stock at a cost of $877,382. In July, the Company completed its fiscal 2006 repurchase program of $5.0 million that was authorized in September 2005 by the Company’s Board of Directors. We are also pleased to announce that our Board of Directors has approved a new program to purchase up to $3.0 million of the Company’s common stock through August 2007. This action taken by the Board of Directors reflects continued confidence in the Company, its markets and its products.

We are excited about all of our new investments and the long term returns we expect they will bring our Company and its shareholders. Our balance sheet remains strong. We had $25.2 million of cash, no debt and shareholders’ equity was $54.2 million, or $6.01 per diluted share, as of June 30, 2006.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=35076 or by dialing 877 258-8842 (domestic callers) or 973 582-2839 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 1:00 p.m. today and running until 11:59  p.m. on Thursday, August 24, 2006. You can access the rebroadcast by dialing 877 519-4471 (domestic callers) or 973 341-3080 (international callers) and entering the passcode 7701030. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, and Singapore. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2007 and future revenue, expenses, new order bookings, and net income levels, trends affecting its future revenue levels, and the timing of revenue and net income increases from new products which the Company has recently released or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

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changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the United States and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

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August 17, 2006

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Sales	$14,480	$14,957	$57,875	$54,892
Cost of Sales	8,223	9,076	30,588	28,985
Gross Profit	6,257	5,881	27,287	25,907
Selling, General and Administrative Expense	4,361	4,008	15,155	13,970
Engineering, Research and Development Expense	2,022	1,941	7,764	7,242
Operating Income (Loss)	(126)	(68)	4,368	4,695
Interest Income, net	265	136	722	492
Foreign Currency and Other Income (Expense)	(287)	(69)	(163)	(1)
Income (Loss) Before Income Taxes	(148)	(1)	4,927	5,186
Income Tax Expense (Benefit)	124	(107)	1,688	1,904
Net Income (Loss)	$(272)	$106	$3,239	$3,282

Earnings (Loss) Per Share
Basic	($0.03)	$0.01	$0.38	$0.37
Diluted	($0.03)	$0.01	$0.35	$0.35

Weighted Average Common Shares Outstanding
Basic	8,375	8,810	8,582	8,766
Diluted	9,017	9,458	9,200	9,437

Condensed Balance Sheets	June 30,	June 30,
	2006	2005
Cash and Cash Equivalents	$25,188	$20,374
Receivables, net	17,194	22,305
Inventories, net	6,433	5,884
Other Current Assets	2,002	1,935
Property and Equipment, net	7,408	7,687
Other Non-Current Assets, net	4,170	5,205
Total Assets	$62,395	$63,390

Current Liabilities	$8,165	$9,398
Shareholders' Equity	54,230	53,992
Total Liabilities and Shareholders' Equity	$62,395	$63,390